Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE

Rand Worldwide Announces Waiver of Financing Condition under its Tender Offer

FRAMINGHAM, MA – October 27, 2014 – Rand Worldwide, Inc. (OTCBB: RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, previously announced a tender offer to repurchase up to 27,530,816 shares of its common stock at a purchase price of $1.20 per share. Today, the Company announced that it has waived the financing condition to the closing of the tender offer. At the same time, the Company announced that it has satisfied the EBITDA condition to the closing of the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on Monday, November 3, 2014, unless extended or terminated earlier by the Company. Company stockholders who wish to tender their shares must properly tender their shares on or prior to the expiration of the tender offer. Tendered shares may be withdrawn at any time on or prior to the expiration of the tender offer.

The information agent for the tender offer is Georgeson, Inc. The depositary is American Stock Transfer & Trust Company, LLC. Tender offer documents, including the Offer to Purchase, Letter of Transmittal and related documents, have been mailed to stockholders of record and have also been made available for distribution to beneficial owners of the Company’s common stock. Such documents can be found on the Securities and Exchange Commission’s website at www.sec.gov or on the Company’s website at www.rand.com/company/investors. For questions and information, please call the Information Agent toll free at (866) 357-4029.

None of the Company, its directors, the information agent, or the depositary makes any recommendation as to whether to tender shares. Stockholders are urged to carefully review the tender offer documents prior to making any decision with respect to the tender offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF RAND WORLDWIDE, INC. COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT RAND HAS DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT RAND FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING GEORGESON, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (866) 357-4029. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Forward-looking Statements

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Rand Worldwide, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Rand Worldwide operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

About Rand Worldwide

Rand Worldwide is one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Rand Worldwide to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, the company also provides facilities management software from ARCHIBUS, CAD and PLM courseware through their ASCENT division and provides training and support solutions on Dassault Systèmes and PTC products. For more information, visit rand.com

Rand Worldwide Company Contact

Chantale Marchand

Rand Worldwide

Phone +1 (508) 663-1411

cmarchand@rand.com

Any and all trademarks making reference to or related to Rand Worldwide, IMAGINiT, ASCENT or ProductivityNOW are registered and/or owned by Rand Worldwide, Inc., and/or its subsidiaries, affiliates, and/or other legal holders under the Rand Worldwide, Inc. name.